June 27, 2025

Dear Fellow Shareholders,

We are writing in response to recent false and misleading commentary from failed former CEO and current dissident shareholder, Al Hartman.
Let’s set the record straight.
Al Hartman’s inflammatory suggestion that “the SEC finally caught Silver Star” is not only sensationalized—it is categorically false. In accordance with its normal course of business, the United States Securities and Exchange Commission (“SEC”) reviewed Silver Star’s definitive proxy statement and issued a comment identifying a compliance deficiency. The Company had already prominently disclosed the relevant information in its filing and will, as appropriate, file a supplemental disclosure to address the comment. This is standard regulatory procedure.
The truth is this: we are cleaning up Al Hartman’s mess and overcoming his continued relentless attempts to damage your investment in Silver Star.
Under Mr. Hartman’s leadership, Silver Star lost its auditor, spiraled into legal and regulatory turmoil, and burned through shareholder capital with no plan for long-term sustainability. From inception through June 2022, the Company paid out 147% of operating cash flow in distributions—funded by investor proceeds and borrowed funds. That’s not disciplined capital management; that’s mismanagement.
Thanks to the steady hand of your current Board and management team, Silver Star is turning the corner. We’ve transitioned to a more resilient asset class—self-storage—and we are regaining control of our operations, rebuilding trust with our stakeholders, and working toward regulatory compliance.
The suggestion that Silver Star has shown “unbridled disregard” for the law is a projection from a two-time failed CEO unwilling or unable to take accountability. The Company is fully cooperating with regulators, operating transparently, and focused on long-term value creation—not personal vendettas, or political theater.
Management has secured from its new auditor a date for completing the current audit work, along with new information regarding additional breaches of fiduciary duty by Mr. Hartman expected to be released next week. The truth is catching up.
We invite Mr. Hartman to share how his failed approach to governance, compliance, and annual meetings at Hartman vREIT XXI qualifies him to lecture this Board on fiduciary responsibility.
It’s time to move forward. Enough is enough.

Vote WHITE to Protect Your Investment and Keep Silver Star Moving Forward
Your Board unanimously recommends voting FOR:
•The self-storage strategy that’s already working
•The election of Gerald Haddock, James Still, and Jack Tompkins — proven leaders who know how to navigate complexity
•The appointment of the Independent Auditor
If you already voted using the Blue card, you can still change your vote by submitting a new WHITE proxy card — online, by phone, or by mail.
Vote now: https://web.viewproxy.com/silverstarreit/2025
Questions? Call Alliance Advisors at 1-844-202-6616 or email SLVS@allianceadvisors.com
We’re Not Done — But We’re On the Right Road
This has been a long road. But we can say this with confidence:
The foundation is stronger. The direction is right. The results are showing.
Now is the time to protect the progress we’ve made — and the opportunity that lies ahead.
We’re grateful for your support.
Let’s finish what we started — together.

Sincerely,
The Board of Directors
Silver Star Properties REIT

Media Contact:
📧 press@silverstarREIT.com
Investor Relations Contact:
Investor Relations Coordinator
📧 investorrelations@silverstarREIT.com
📞 877-734-8876

ADDITIONAL INFORMATION AND WHERE TO FIND IT
The Company has filed with the SEC a definitive proxy statement on Schedule 14A on May 29, 2025, containing relevant documents with respect to its solicitation of proxies for the Company’s 2025 Annual Meeting. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY THE COMPANY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by the Company free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by the Company are also available free of charge by accessing the Company website at www.silverstarreit.com.
Participants in the Solicitation
Silver Star and its directors and executive officers may be deemed to be participants in the solicitation of proxies with respect to the 2025 Annual Meeting. Information regarding Silver Star’s directors and executive officers is contained in the definitive proxy statement. As of June 20, 2025, the Silver Star Executive Committee, current directors, other than Allen Hartman, and executive officers beneficially owned approximately 3,517,313 shares, or 1.89%, of Silver Star common stock. Additional information regarding the interests of such participants is included in the definitive proxy statement and is available free of charge at the SEC’s website at www.sec.gov.

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Forward-Looking Statements: This message contains a number of forward-looking statements. Because such statements include a number of risks, uncertainties, and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements, and investors should not place undue reliance on any such statements. Forward-looking statements can often be identified by words such as “continues,” “can,” expect,” “intend,” “will,” “anticipate,” “estimate,” “may,” “plan,” “believe” and similar expressions, and variations or negatives of these words. These forward-looking statements include, but are not limited to, statements regarding the Company’s search for a new auditor and its hope that a new auditor can be engaged in the near future and that its annual report on Form 10-K can be completed and publicly filed; the continuation of the examination of the current operations of Southern Star; the Company’s intent to consider various alternatives, including the possible sale of Southern Star, the sale of specific assets within individual DSTs and dissolution of the respective trusts, and/or the outsourcing of various aspects of Southern Star’s operations; the Company’s plan to update investors with respect to the status of Southern Star as appropriate;

the Company’s expectations and beliefs regarding the Hartman litigation; the timing and ultimate resolution of the various litigation, fight for corporate control and other matters involving Hartman; the continued execution of the Company’s strategy of pivoting into the self-storage space; the Company’s continual evaluation of its legacy assets in order to maximize shareholder value; the Company’s policy to not dispose of any asset for less than its maximum determinable value and to maximize earnings and value; the implications to the Company of the assignment of an OTC trading symbol for its common stock; whether the Company may be subject to certain FINRA rules; any actions the Company may need to take to comply with any FINRA rules; the Company’s continual evaluation of various options to provide greater shareholder liquidity, including its intention to seek listing of its common stock on a securities exchange or admission to over-the-counter trading, a public offering, a listing of the common stock on an exchange or admission to OTC trading without a public offering, and merger and/or acquisition opportunities; the Company’s belief that further legal action could ensue to unwind the issuance of common shares under the Rights Plan if Hartman prevails in his efforts to set aside or invalidate the Rights Plan or to cause the dilutive issuance of additional common shares to Hartman, as well as any further action Hartman may take to prevent other Company shareholders from receiving benefits under the Rights Plan. None of the foregoing are guarantees or assurances of future outcomes or results and all are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this material. Forward-looking statements in this press release speak only as of the date on which such statements were made, and the Company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.